1 | 31 May 2006 Critical Path Stock Option Exchange Program May 31, 2006 Exhibit (a)(1)(B)

| 31 May 2006
Stock Option Exchange Offer
Stock options are an important long-term compensation tool to:
• Create ownership in which employees think like owners and employees’ and shareholders’ interests are better aligned.
• Attract & retain the talent we need.
• Motivate employees’ by sharing in financial success they’ve helped to create.
Why are we offering an option exchange program?
• Over the past several years stock price volatility has left most employees holding stock options with an exercise price that significantly exceeds our current trading price.
• These “underwater” options no longer provide any motivational impact or retention value.
• We believe that offering you the opportunity to replace these options with new options priced at the current fair market value will motivate higher levels of performance, provide retention incentives and effectively recognize your contributions to our current and future growth.

| 31 May 2006
Stock Option Exchange Offer
What is our stock option exchange program?
Our solution is to provide you with a choice - if you are an eligible option holder, you may voluntarily elect to…
• MAINTAIN  - keep your current stock option grants with their current exercise price, vested status and other terms.
• EXCHANGE - surrender any or all eligible stock option grants and receive a new option:
1) with an exercise price equal to the fair market value of our common stock as reported on the OTC BB immediately prior to the new grant date
2) which is subject to a new vesting schedule of 2 or 3 years
3) with a 7 year term.
4) which will be issued under the 1998 Plan (regardless of which plan your current options were issued under).

| 31 May 2006
Stock Option Exchange Offer
Tendered Eligible Options Exchange Rates - Three Price Ranges:
If your original price is:
• $0.19 USD to $4.00 USD = 1 new option for 1 old option
• $4.01 USD to $5.00 USD = 1 new option for 2 old options
• $5.01 USD and higher =  1 new option for 5 old options
New Options Vesting Schedule - from 2 to 3 years to fully vest
• Employee or Consultant with 2 years or more of service  -
50% immediately vested & equal vesting of balance over 24 months.
• Employee or Consultant with less than 2 years of service -
25% immediately vested & equal vesting of balance over 36 months.
• Continued vesting after the grant date will require your continued
service to Critical Path.

| 31 May 2006
Stock Option Exchange Offer
Sample Option Exchange -
Gianni Renetti, a CP employee since January 2000, received four stock grants over the past six years and is considering the company’s exchange offer.  Gianni’s exchange of old options, all of which are fully vested, for new options would result in the following conversion:
Gianni has immediate vesting of 50% of his new options, with the balance vesting monthly over 24 months
$0.25 700 700 / 1 = $0.65 700 11/5/2005
$0.25 3,000 3,000 / 1 = $1.56 3,000 1/9/2004
$0.25 2,500 5,000 / 2= $4.52 5,000 7/31/2002
$0.25 1,560 7,800 / 5 = $174.00 7,800 1/26/2000
New
Option
Price
New Grant
Amount
Conversion
Rate
Old Option
Price
Options
Granted
Old Grant
Date

| 31 May 2006
Stock Option Exchange Offer
Election Decision is Your Choice
• You should consult with your own advisors regarding the tax or other consequences of participating or not participating in the exchange offer.
• You may choose to change or withdraw your election any time before the end of the offer period.

| 31 May 2006
Stock Option Exchange Offer
Election Steps:
1. Review “Eligible Option Information Sheet” and verify all option grants.
• Important: Strike through/cross out grants you DO NOT wish to exchange.
Exchanges are only permitted for entire grants.  You may not partially exchange a specific grant
2. Read “Instructions to Election Form” and “Election Form”.
• Sign & date election form, list social security number (US staff only).
• Obtain spousal consent, if applicable.
3. Deliver Election Form to San Francisco HQ HR by Midnight on June 28, 2006.
•
Election (or withdrawal) form is effective only upon receipt by CP.
4. HR will send receipt confirmation of election form or notice of withdrawal .
5. New stock option agreements will be issued promptly following the close of the tender offer
6. You must be continually providing services through the new option grant date to receive the new options.

| 31 May 2006
Stock Option Exchange Offer
Where can I find additional details about the exchange offer?
Document Description
Exchange Offer
Legal document explaining the offer in
detail including a list of common questions
and answers regarding the exchange program.
Election Form
Form that you must sign and deliver to CP HR to
participate in the offer.
Withdrawal Form
Form used to rescind a previous election to
exchange prior to the end of the offer period.
Personalized Option
Document that serves as your option grant history
Statement
with all of your outstanding option grants listed.
You have been or will be provided with copies of the above materials. If you need additional copies please contact Tom Quigley.

| 31 May 2006
Stock Option Exchange Offer
Questions?
You may direct questions about this exchange offer to Mike Zukerman, Jim Clark or Tom
Quigley and direct questions regarding the exchange offer documents to Tom Quigley.
Informational Conference Calls will be scheduled and you will be notified of the specific times by email.  We encourage everyone to participate.
PLEASE NOTE: This presentation does not cover all aspects of the exchange offer.  Please read the package of documents you will be receiving for the full details.
A FINAL REMINDER…
Time Period for your decision is 12 Midnight PST on June 28, 2006
• No exceptions can be made for late election form submission for any reason!
• You must read the election form and instructions carefully.
• If you make no election, your options will continue in effect through their original expiration date(s) at their original exercise price(s).